UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                        _________________

                            FORM 8-K

                         CURRENT REPORT
             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                          June 1, 2005
        ________________________________________________
        Date of Report (Date of earliest event reported)


                       Molex Incorporated
     ______________________________________________________
     (Exact name of registrant as specified in its charter)


          Delaware             0-7491         36-2369491
     _________________      ____________    ______________
      (State or other       (Commission      (IRS Employer
        jurisdiction        File Number)    Identification
     of incorporation)                           No.)


     2222 Wellington Court, Lisle, Illinois        60532
    ________________________________________     __________
    (Address of principal executive offices)     (Zip Code)


                         (630) 969-4550
     ____________________________________________________
     (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General
Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


Item 1.01.   Entry into a Material Definitive Agreement.
__________   ___________________________________________

     On June 1, 2005, the Compensation Committee of the Board of
Directors of Molex Incorporated (the "Compensation Committee") met and took the following actions, among others:

     (a) Reviewed and approved certain officer compensation arrangements. On June 1, 2005, the Compensation Committee reviewed and determined salary levels for certain existing executive officers and four individuals who were, as disclosed in the Form 8-K filed on April 25, 2005, promoted to executive officer positions effective on future dates. Such salary determinations, along with the effective dates thereof, are set forth in the schedule attached as Exhibit 99.1 hereto. The salaries of executive officers not listed on Exhibit 99.1 will be reviewed by the Compensation Committee in the first quarter of fiscal 2006.

     The promotion of Liam McCarthy to serve as President and Chief Operating Officer of Molex effective July 1, 2005 and of Graham C. Brock to serve as Corporate Vice President and the Regional President of Europe effective July 1, 2005 require a relocation of such individuals. The Compensation Committee reviewed and approved certain other compensation with respect to housing and transportation matters with respect to Messrs. McCarthy and Brock as summarized on Exhibit 99.1. In addition, in recognition of the increase in Mr. McCarthy's responsibilities, the Compensation Committee authorized the grant of a stock option with respect to 150,000 shares and a restricted stock award of 25,000 shares to Mr. McCarthy under The 2000 Molex Incorporated Long-Term Stock Plan. Copies of such Plan and the related form of award agreement have previously been filed with the Commission.

     (b) Reviewed and approved the separation arrangement and consulting agreement with Werner W. Fichtner. As disclosed in the Form 8-K filed on April 25, 2005, Werner Fichtner, Corporate
Vice President and Regional President of Europe for 23 years will be retiring effective June 30, 2005. On June 1, 2005, the
Compensation Committee reviewed and approved a form of Consultancy Agreement. The Consultancy Agreement, which is expected to be entered into on or before July 1, 2005, has a three year term and provides, among other things, for payments to the consulting firm with which Mr. Fichtner will be affiliated of EUR 214,260 (approximately $279,138 based on current exchange rates) for each of the first two years and of EUR 107,130 (approximately $139,569 based on current exchange rates) the last year. The agreement includes obligations of consulting services, confidentiality and a covenant not to compete against Molex in Europe for a period ending one year after the termination or expiration of the Consultancy Agreement. After June 30, 2006, Mr. Fichtner can elect to terminate the Consultancy Agreement at any time by providing advance written notice to Molex. Either party may terminate the Consultancy Agreement at any time under certain other circumstances. The Compensation
Committee also authorized the payment by Molex for Mr. Fichtner's leased automobile for two years (estimated annual cost of $33,862 based on current exchange rates) and for the premiums on two personal life insurance policies (estimated annual cost of $28,620 based on current exchange rates) for up to three years. The
Compensation Committee also authorized the grant of a stock option with respect to 56,876 shares and a restricted stock award of 10,552 shares to Mr. Fichtner under The 2000 Molex
Incorporated Long-Term Stock Plan. Copies of such Plan and the related form of award agreement have previously been filed with the Commission.

     (c)  Reviewed and approved the amended and restated Molex-
Japan Directors' and Executive Officers' Retirement Trust.    On
June 1, 2005, the Compensation Committee reviewed and approved the amended and restated Molex-Japan Directors' and Executive Officers' Retirement Trust (the "Plan"). Molex-Japan Co., Ltd., a Japanese company ("Molex-Japan") and an indirect wholly owned subsidiary of Molex Incorporated, maintains this defined contribution plan as a retirement benefit for certain officers and directors of Molex-Japan. All amounts payable under the Plan are payable in cash. Goro Tokuyama, a Corporate Vice President of Molex, is a participant in the Plan. The foregoing summary is qualified in its entirety by reference to the Plan, a copy of which is attached as Exhibit 99.2 hereto.


Item 5.02   Departure of Directors or Principal Officers;
            Election of Directors; Appointment of Principal Officers.
_________   _________________________________________________________

     As previously disclosed, on April 22, 2005 Molex's Board of Directors appointed Martin P. Slark as Vice Chairman and Chief Executive Officer and Liam McCarthy to serve as President and Chief Operating Officer of Molex effective July 1, 2005. Certain terms of the compensation of Messrs. Slark and McCarthy in their new positions were determined by the Compensation Committee on June 1, 2005 and are disclosed in Item 1.01 above.


Item 9.01   Financial Statements and Exhibits.
_________   __________________________________

      The following exhibits are being furnished as part of this Form 8-K:


 Exhibit Number   Description
_______________   ___________

     99.1         Schedule with respect to Officer Compensation

     99.2         Amended and Restated Molex-Japan Directors' and
                  Executive Officers' Retirement Trust






                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          MOLEX INCORPORATED

Date: June 7, 2005        By:  /s/  Louis A. Hecht
                          __________________________
                            Louis A. Hecht
                            Corporate Secretary and General
                            Counsel